                                                                       EXHIBIT 3



                                ECI TELECOM LTD.
                              INTERIM CONSOLIDATED
                              FINANCIAL STATEMENTS
                                   (UNAUDITED)
                              AS AT MARCH 31, 2003

                                                                ECI Telecom Ltd.

Consolidated Financial Statements as at March 31, 2003
-------------------------------------------------------------------------------


Contents


                                                                       Page


Review of the unaudited interim consolidated financial statements         1


Consolidated Balance Sheets                                               2


Consolidated Statements of Income                                         4


Consolidated Statements of Comprehensive Income                           6


Consolidated Statements of Changes in Shareholders' Equity                7


Consolidated Statements of Cash Flows                                     9


Condensed Notes to the Interim Consolidated Financial Statements         12

[REPRESENTATION OF LOGO]
 KPMG

  SOMEKH CHAIKIN

  Mail address          Office Address             Telephone 972 3 684 8000
  PO Box 609            KPMG Millennium Tower      Fax 972 3 684 8444
  Tel Aviv 61006        17 Ha'arba'a Street
  Israel                Tel Aviv 64739
                        Israel

THE BOARD OF DIRECTORS OF ECI TELECOM LTD.

REVIEW OF THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2003

At your request, we have reviewed the interim consolidated balance sheet of ECI Telecom Ltd. and its subsidiaries as at March 31, 2003, and the related interim consolidated statements of income, the interim statements of comprehensive income, the interim statements of changes in shareholders' equity and the interim consolidated statements of cash flows for the three month period then ended.

Our review was carried out in accordance with procedures prescribed by the Institute of Certified Public Accountants in Israel (such review procedures are substantially identical to review procedures in the United States) and included, inter alia, reading the said financial statements, reading the minutes of Shareholders' Meetings and of the Board of Directors and its committees, as well as making inquiries of those responsible for financial and accounting matters.

We received review reports of other auditors, regarding the interim financial statements of certain consolidated subsidiaries, whose assets constitute approximately 6% of the total consolidated assets as at March 31, 2003 and whose revenues constitute approximately 6% of the consolidated revenues for the three month period then ended. Furthermore, the data included in the interim financial statements relating to the net asset value of the Company's investments in affiliation and its equity in their operating results, is based on the interim financial statements of such affiliates, for most of them, were reviewed by other auditors.

Since such a review is limited in scope and does not constitute an audit in accordance with generally accepted auditing standards, we do not express an opinion on the said interim consolidated financial statements.

In the course of our review, including the review of reports of other auditors, nothing came to our attention which would indicate the necessity of making material changes in the said financial statements in order for them to be in conformity with generally accepted accounting principles (GAAP) in the United States, and in conformity with the U.S. Securities and Exchange Commission
Regulation regarding Interim Financial Statements (regulation S-X: Item 210.10-01). Note 10 to the Financial Statements describes the material differences between U.S. and Israeli GAAP as they relate to these financial statements.

/s/ Somekh Chaikin

Somekh Chaikin
Certified Public Accountants (Isr.)

May 14, 2003
              Somekh Chaikin, a partnership registered under the Israeli Partnership Ordinance, is a member of KPMG International, a Swiss Association.

CONSOLIDATED BALANCE SHEETS AS AT
-------------------------------------------------------------------------------

                                                                        MARCH 31          MARCH 31       DECEMBER 31
                                                                            2003              2002              2002
                                                                  --------------    --------------    --------------
                                                                     (UNAUDITED)       (UNAUDITED)         (AUDITED)
                                                                  --------------    --------------    --------------
                                                                  $ IN THOUSANDS    $ IN THOUSANDS    $ IN THOUSANDS
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                              310,657          312,990            356,649
Short-term investments                                                  17,367            9,658              6,840
Receivables:
 Trade                                                                 196,993          267,384            207,315
 Other                                                                  22,336           37,213             24,194
Prepaid expenses                                                         5,809           12,886              4,349
Recoverable costs and estimated earnings, not yet billed                13,514           13,568             13,690
Inventories                                                            144,084          242,776            149,747
Assets - discontinued operations                                        17,357             --               20,648
                                                                  ------------      -----------    ---------------
TOTAL CURRENT ASSETS                                                   728,117          896,475            783,432
                                                                  ------------      -----------    ---------------

LONG-TERM BANK DEPOSITS AND RECEIVABLES, NET OF CURRENT
 MATURITIES                                                            134,294          174,260            132,173
                                                                  ------------      -----------    ---------------
INVESTMENTS                                                             41,608           37,366             42,985
                                                                  ------------      -----------    ---------------

PROPERTY, PLANT AND EQUIPMENT
Cost                                                                   282,838          321,054            278,159
Less - Accumulated depreciation                                        149,237          146,421            139,572
                                                                  ------------      -----------    ---------------
                                                                       133,601          174,633            138,587
                                                                  ------------      -----------    ---------------
SOFTWARE DEVELOPMENT COSTS, NET                                         18,959           25,370             20,082
                                                                  ------------      -----------    ---------------
GOODWILL AND OTHER INTANGIBLE ASSETS, NET                               20,913           22,528             21,045
                                                                  ------------      -----------    ---------------
OTHER ASSETS                                                            16,688           17,426             16,795
                                                                  ------------      -----------    ---------------


/s/ Doron Inbar                           President, Chief Executive Officer
-----------------------------------
Doron Inbar


/s/ Giora Bitan                           Executive Vice President,
------------------------------------      Chief Financial Officer
Giora Bitan

-------------------------------------------------------------------------------
Fort Lauderdale, May 14, 2003

                                                                  ------------      -----------    ---------------
TOTAL ASSETS                                                         1,094,180        1,348,058         1,155,099
                                                                  ============      ===========    ==============

                                                                ECI Telecom Ltd.
--------------------------------------------------------------------------------


                                                   MARCH 31           MARCH 31        DECEMBER 31
                                                       2003               2002               2002
                                             -------------      -------------      --------------
                                                (UNAUDITED)        (UNAUDITED)          (AUDITED)
                                             -------------      -------------      --------------
                                             $ IN THOUSANDS     $ IN THOUSANDS     $ IN THOUSANDS
---------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short-term loan and bank credits                    183,185       123,352                 230,012
Trade payables                                       49,167        44,407                  41,221
Other payables and accrued liabilities              124,195       189,556                 133,826
Liabilities - discontinued operations                 8,857          --                    12,148
                                              -------------     ---------            ------------

TOTAL CURRENT LIABILITIES                           365,404       357,315                 417,207
                                              -------------     ---------            ------------

LONG-TERM LIABILITIES

Loans from banks                                       --         146,667                    --
Other liabilities                                     8,273        11,247                   8,379
Liability for employee severance benefits, net       25,602        27,716                  26,357
                                              -------------     ---------            ------------

TOTAL LONG-TERM LIABILITIES                          33,875       185,630                  34,736
                                              -------------     ---------            ------------
TOTAL LIABILITIES                                   399,279       542,945                 451,943
                                              -------------     ---------            ------------
MINORITY INTEREST                                    54,598        52,557                  56,756

SHAREHOLDERS' EQUITY
Share capital                                         6,156         6,140                   6,152
Capital surplus                                     658,756      *657,202                 658,425
Accumulated other comprehensive income (loss)          (458)        1,944                  (1,832)
Retained earnings (deficit)                         (24,151)      *87,270                 (16,345)
                                              -------------     ---------            ------------
TOTAL SHAREHOLDERS' EQUITY                          640,303       752,556                 646,400
                                              -------------     ---------            ------------
* Reclassified


                                              -------------     ---------            ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        1,094,180      1,348,058              1,155,099


                                                                               3
The accompanying notes are an integral part of these interim financial statements.

                                                                ECI Telecom Ltd.

CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------

                                                                               THREE MONTHS ENDED                  YEAR ENDED
                                                                         --------------------------------      --------------
                                                                                MARCH 31          MARCH 31        DECEMBER 31
                                                                                    2003              2002               2002
                                                                         ---------------   ---------------     ---------------
                                                                             (UNAUDITED)   (*) (UNAUDITED)          (AUDITED)
                                                                         ---------------   ---------------     ---------------
                                                                          $ IN THOUSANDS    $ IN THOUSANDS     $ IN THOUSANDS
                                                                         ---------------   ---------------     ---------------
Revenues                                                                        118,671           175,409            646,211
Cost of revenues                                                                 69,242           108,315            377,513
Royalties to the government                                                         775             3,124             10,272
Inventory write-off                                                                   -                 -              7,446
                                                                         --------------     --------------     -------------
GROSS PROFIT                                                                     48,654            63,970            250,980
Research and development costs, net                                              19,472            24,731             93,097
Selling and marketing expenses                                                   21,793            28,734            115,241
General and administrative expenses                                              12,179            14,696             92,056
Amortization of acquisition - related intangible assets                             792               440              1,760
Impairment of assets                                                                  -                 -              1,525
                                                                         --------------     --------------     -------------
OPERATING LOSS                                                                   (5,582)           (4,631)           (52,699)
Financial expenses                                                               (2,842)           (6,212)           (18,375)
Financial income                                                                  2,401             7,154             24,564
Other income (expenses), net                                                       (234)           10,481            (13,297)
                                                                         --------------     --------------     -------------
Income (loss) from continuing operations
 before taxes on income                                                          (6,257)            6,792            (59,807)
Taxes on income                                                                    (597)           (4,556)            (8,812)
                                                                         --------------     --------------     -------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
 AFTER TAXES ON INCOME                                                           (6,854)            2,236            (68,619)
Company's equity in results of investee companies, net                           (1,061)             (800)            (3,055)
Minority interest in results of subsidiaries - net                                2,229            (1,518)            (6,045)
                                                                         --------------     --------------     -------------
LOSS FROM CONTINUING OPERATIONS                                                  (5,686)              (82)           (77,719)
Cumulative effect of an accounting change, net                                        -              (550)              (550)
Loss on discontinued operation, net                                              (2,120)          (51,438)           (77,416)
                                                                         --------------     --------------     -------------
LOSS FOR THE PERIOD                                                              (7,806)          (52,070)          (155,685)
                                                                         ==============     =============      =============
(*)   Reclassified






The accompanying notes are an integral part of these interim financial statements.

                                                                ECI Telecom Ltd.

-------------------------------------------------------------------------------

                                                                                  THREE MONTHS ENDED              YEAR ENDED
                                                                             -----------------------------      -------------
                                                                                MARCH 31          MARCH 31        DECEMBER 31
                                                                                    2003              2002               2002
                                                                             -----------     -------------      -------------
                                                                             (UNAUDITED)     * (UNAUDITED)          (AUDITED)
                                                                             -----------     -------------      -------------
                                                                                     US$               US$                US$
                                                                             ----------      ------------       ------------
LOSS PER SHARE

Basic and diluted loss per share:

Continuing operations                                                             (0.05)                -              (0.74)
Cumulative effect of an accounting change, net                                        -             (0.01)             (0.01)
Discontinued operations                                                           (0.02)            (0.51)             (0.73)
                                                                             ----------       -----------        -----------
                                                                                  (0.07)            (0.52)             (1.48)
                                                                             ==========       ===========        ===========
Weighted average number of shares outstanding used to
 compute basic and diluted earnings per share - in thousands                    107,585           100,430            105,512
                                                                             ==========       ===========        ===========

*   Reclassified

The accompanying notes are an integral part of these interim financial statements.

                                                                ECI Telecom Ltd.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
-------------------------------------------------------------------------------

                                                                               THREE MONTHS ENDED               YEAR ENDED
                                                                         --------------------------------     --------------
                                                                               MARCH 31          MARCH 31        DECEMBER 31
                                                                                   2003              2002               2002
                                                                         --------------   ---------------     --------------
                                                                             (UNAUDITED)     * (UNAUDITED)          (AUDITED)
                                                                         --------------   ---------------     --------------
                                                                         $ IN THOUSANDS    $ IN THOUSANDS     $ IN THOUSANDS
                                                                         --------------   ---------------     --------------
Loss for the period                                                              (7,806)          (52,070)          (155,685)

Other comprehensive income (loss):

Unrealized gains (losses) from changes in the fair value of
 financial instruments                                                            1,364               432             (3,632)

Unrealized holding gain (losses) on available for sale
 securities arising during the period, net                                           10              (288)                 -
                                                                          -------------    --------------     -------------
Total other comprehensive income (loss)                                           1,374               144             (3,632)
                                                                          -------------    --------------     -------------
COMPREHENSIVE LOSS                                                               (6,432)          (51,926)          (159,317)
                                                                          =============    ==============     ==============



The accompanying notes are an integral part of these interim financial statements.

                                                                ECI Telecom Ltd.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
-------------------------------------------------------------------------------

                                                                                                     ACCUMULATED
                                                           NUMBER                                          OTHER    RETAINED
                                                               OF        SHARE        CAPITAL      COMPREHENSIVE   (DEFICIT)
                                                           SHARES       CAPITAL       SURPLUS       INCOME LOSS     EARNINGS
                                                       ----------     ----------    ----------      -----------   ----------
                                                                            s IN THOUSANDS EXCEPT SHARE AMOUNTS
                                                       ------------------------------------------------------------------------
BALANCE AT JANUARY 1, 2003 (AUDITED)                   107,512,612         6,152       658,425        (1,832)       (16,345)
                                                       -----------         -----       -------        ------        -------

Unaudited
---------

Net loss for the three months ended March 31, 2003            --            --            --            --           (7,806)
Share issuance to employees                                207,132             4           331          --             --
Net unrealized loss on available for sale securities          --            --            --              10           --
Net unrealized gain on financial instruments                  --            --            --           1,364           --
                                                       -----------         -----       -------        ------        -------
BALANCE AT MARCH 31, 2003 (UNAUDITED)                  107,719,744         6,156       658,756          (458)       (24,151)
                                                       ===========         =====       =======         =====         ======

BALANCE AT JANUARY 1, 2002 (AUDITED)                    93,573,549         5,873       656,614         1,800        173,567

Unaudited
---------

Net loss for the three months ended March 31, 2002            --            --            --            --          (52,070)
Share issuance, net                                     13,160,000           263          --                      *(34,227)
Share issuance to employees                                164,198             4           540          --             --
Net unrealized loss on available for sale securities          --            --            --            (288)          --
Amortization of deferred compensation expenses                --            --              48          --             --
Net unrealized gain on financial instruments                  --            --            --             432           --
                                                       -----------         -----       -------        ------        -------
BALANCE AT MARCH 31, 2002 (UNAUDITED)                  106,897,747         6,140       657,202         1,944         87,270
                                                       ===========         =====       =======         =====         ======



                                                                                   TOTAL
                                                           TREASURY         SHAREHOLDER'S
                                                              STOCK               EQUITY
                                                      -------------- --------------------
                                                      $ IN THOUSANDS EXCEPT SHARE AMOUNTS
                                                      -----------------------------------
BALANCE AT JANUARY 1, 2003 (AUDITED)                        --                646,400
                                                        ----------            -------

Unaudited
---------

Net loss for the three months ended March 31, 2003          --      )          (7,806)
Share issuance to employees                                 --                    335
Net unrealized loss on available for sale securities        --                     10
Net unrealized gain on financial instruments                --                  1,364
                                                        ----------            -------
BALANCE AT MARCH 31, 2003 (UNAUDITED)                       --                640,303
                                                                              =======

BALANCE AT JANUARY 1, 2002 (AUDITED)                     (82,998)             754,856

Unaudited
---------

Net loss for the three months ended March 31, 2002          --      )         (52,070)
Share issuance, net                                       82,998               49,034
Share issuance to employees                                 --                    544
Net unrealized loss on available for sale securities        --      )            (288)
Amortization of deferred compensation expenses              --                     48
Net unrealized gain on financial instruments                --                    432
                                                        ---------             -------
BALANCE AT MARCH 31, 2002 (UNAUDITED)                       --                752,556
                                                        ==========            =======


*        Reclassified


The accompanying notes are an integral part of these interim financial statements.

                                                                ECI Telecom Ltd.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                                           ACCUMULATED
                                                                                                 OTHER     RETAINED
                                                    NUMBER       SHARE       CAPITAL     COMPREHENSIVE     (DEFICIT)
                                                 OF SHARES      CAPITAL      SURPLUS     INCOME (LOSS)      EARNINGS
                                                ----------     ---------     ---------   --------------    ----------
                                                         $ IN THOUSANDS, EXCEPT SHARE AMOUNTS AND DIVIDENDS PER SHARE
                                                ---------------------------------------------------------------------------
Balance at January 1, 2002                      93,573,549         5,873       656,614          1,800        173,567

Changes during 2002 -
---------------------
Net loss for the year ended December 31, 2002         --            --            --             --         (155,685)
Share issuance, net                             13,160,000           263          --             --          (34,227)
Share issuance to employees and others             779,063            16         1,960           --             --
Amortization of deferred compensation expenses        --            --            (149)          --             --
Net unrealized loss on financial instruments          --            --            --           (3,632)          --
                                                ----------           ---                                     -------
Balance at December 31, 2002                   107,512,612         6,152       658,425         (1,832)       (16,345)
                                               ===========         =====       =======         ======        =======


                                                                     TOTAL
                                                  TREASURY    SHAREHOLDERS'
                                                     STOCK          EQUITY
                                                 ----------    -----------
                                                 $ IN THOUSANDS, EXCEPT SHARE
                                                    AMOUNTS AND DIVIDENDS
                                                         PER SHARE
                                                 -------------------------
Balance at January 1, 2002                         (82,998)       754,856

Changes during 2002 -
---------------------
Net loss for the year ended December 31, 2002         --         (155,685)
Share issuance, net                                 82,998         49,034
Share issuance to employees and others                --            1,976
Amortization of deferred compensation expenses        --             (149)
Net unrealized loss on financial instruments          --           (3,632)
                                                    ------         ------
Balance at December 31, 2002                          --          646,400
                                                                  =======

The accompanying notes are an integral part of these interim financial statements.

                                                                ECI Telecom Ltd.

CONSOLIDATED STATEMENT OF CASH FLOWS
-------------------------------------------------------------------------------

                                                                               THREE MONTHS ENDED                  YEAR ENDED
                                                                        ----------------------------------    ---------------
                                                                                MARCH 31          MARCH 31        DECEMBER 31
                                                                                    2003              2002               2002
                                                                             (UNAUDITED)       (UNAUDITED)          (AUDITED)
                                                                        ---------------    ---------------     --------------
                                                                          $ IN THOUSANDS    $ IN THOUSANDS     $ IN THOUSANDS
                                                                        ----------------   ---------------     --------------
CASH FLOWS FOR OPERATING ACTIVITIES

Loss for the period                                                              (7,806)          (52,070)          (155,685)

ADJUSTMENTS TO RECONCILE LOSS TO CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES:

Depreciation and amortization                                                    11,309            14,345             56,451
Cumulative effect of an accounting change, net                                        -            37,196                550
Amortization of deferred compensation
 (including subsidiaries)                                                             -               234                 81
Loss on sale of property and equipment                                              148             1,391              3,936
Impairment of assets                                                                  -            15,835              1,525
Capital gain (loss), net                                                            818           (11,306)             8,738
Other - net (mainly long-term deferred taxes)                                       203             1,463              6,039
Company's equity in results of investee companies                                 1,061               800              3,055
Minority interest in net results of subsidiaries                                 (2,229)            1,518              6,045
Decrease (increase) in marketable securities                                        (51)               61                852
Decrease in trade receivables (including non-current
 maturities of bank deposits and trade receivables)                              16,168            44,222            112,056
Decrease in other receivables                                                     2,766            16,620             30,170
Decrease (increase) in prepaid expenses                                          (1,508)           (3,047)             4,501
Decrease (increase) in recoverable costs
 and estimated earnings - not yet billed                                            176             8,012             19,540
Decrease in inventories                                                           5,604            31,864            113,056
Increase (decrease) in trade payable                                              6,895           (35,369)           (35,217)
Decrease in other payables and accrued liabilities                              (11,007)            9,730            (38,461)
Decrease in other long-term liabilities                                            (106)             (326)            (3,194)
Decrease in liability for employee severance
 benefits, net                                                                     (655)             (622)            (2,081)
Cumulative effect on an accounting change on discontinuing
 operations                                                                           -                 -             36,646
Impairment of long-lived assets relating to the discontinued
 operation                                                                            -                 -             22,678
                                                                                 ------            ------            -------

NET CASH PROVIDED BY OPERATING ACTIVITIES                                        21,786            80,551            191,281
                                                                                 ------            ------            -------


The accompanying notes are an integral part of these interim financial statements.

                                                                ECI Telecom Ltd.

CONSOLIDATED STATEMENT OF CASH FLOWS
-------------------------------------------------------------------------------

                                                                               THREE MONTHS ENDED                  YEAR ENDED
                                                                        ----------------------------------    ---------------
                                                                                MARCH 31          MARCH 31        DECEMBER 31
                                                                                    2003              2002               2002
                                                                             (UNAUDITED)       (UNAUDITED)          (AUDITED)
                                                                        ---------------    ---------------     --------------
                                                                          $ IN THOUSANDS    $ IN THOUSANDS     $ IN THOUSANDS
                                                                        ----------------   ---------------     --------------
CASH FLOWS FOR INVESTING ACTIVITIES

Increase in short-term investments, net                                         (10,466)           (2,881)              (450)
Software development costs capitalized                                           (2,998)           (3,474)           (12,935)
Investment in property, plant and equipment                                      (1,767)           (3,061)           (11,759)
Proceeds from sale of property, plant and equipment                                 227               155                746
Acquisition of investee companies                                                   (33)           (1,783)            (2,584)
Long-term loans granted                                                               -            (2,107)            (6,227)
Acquisition of newly consolidated subsidiaries (see Note A)                           -                 -                513
Purchase of technology                                                             (869)                -                  -
Proceeds from realization of a subsidiary (see Note B)                                -                 -            (10,003)
Proceeds from realization of shares at consolidated
 subsidiary and operation                                                             -            20,302             20,302
Repayment with respect of other assets                                               83                 -                  -
Investment in marketable securities                                              (5,367)                -                  -
                                                                                -------           -------            -------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                             (21,190)            7,151            (22,397)
                                                                                -------           -------            -------

CASH FLOWS FROM FINANCING ACTIVITIES

Repayment of long-term debt (short-term portion)                                (21,832)          (50,000)           (90,000)
Decrease in short-term credit, net                                              (24,995)                -                (18)
Proceeds from share issuance                                                        335            50,224             51,656
Share issue expenses                                                                  -              (646)              (646)
                                                                                -------           -------            -------
Net cash used in financing activities                                           (46,492)             (422)           (39,008)
                                                                                -------           -------            -------
Effect of change in exchange rate on cash                                           (96)             (482)               581
                                                                                -------           -------            -------
CHANGES IN CASH AND CASH EQUIVALENTS                                            (45,992)           86,798            130,457

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                356,649           226,192            226,192
                                                                                -------           -------            -------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                      310,657           312,990            356,649
                                                                                =======           =======            =======





The accompanying notes are an integral part of these interim financial statements.

                                                                ECI Telecom Ltd.

-------------------------------------------------------------------------------

                                                                               THREE MONTHS ENDED                  YEAR ENDED
                                                                        ----------------------------------    ---------------
                                                                                MARCH 31          MARCH 31        DECEMBER 31
                                                                                    2003              2002               2002
                                                                             (UNAUDITED)       (UNAUDITED)          (AUDITED)
                                                                        ---------------    ---------------     --------------
                                                                          $ IN THOUSANDS    $ IN THOUSANDS     $ IN THOUSANDS
                                                                        ----------------   ---------------     --------------

A. ACQUISITION OF NEWLY SUBSIDIARIES

Current assets (other than cash)                                                      -                 -             (1,795)
Investment in investee companies                                                      -                                2,482
Property, plant, equipment and other assets, net                                      -                 -               (171)
Goodwill                                                                              -                 -                 (3)
                                                                         ---------------    -------------     ---------------
                                                                                      -                 -                513
                                                                         ===============    =============     ===============


B. PROCEEDS FROM REALIZATION OF A SUBSIDIARY

Current assets (other than cash)                                                      -                 -              9,600
Property, plant and equipment and other assets, net                                   -                 -              6,742
Inventories                                                                           -                 -              3,263
Investment in investee companies                                                      -                 -            (29,608)
                                                                         ---------------    -------------     ---------------
                                                                                      -                 -            (10,003)
                                                                         ===============    =============     ===============


The accompanying notes are an integral part of these interim financial statements.

                                                                ECI Telecom Ltd.

CONDENSED NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NOTE 1 - GENERAL

         The interim financial statements are prepared in a condensed format, as at March 31, 2003 and for the three-month period then ended. The interim consolidated financial statements should be read in conjunction with Company's annual consolidated financial statements as at December 31, 2002 and the accompanying notes thereto.

         During 2002, the Company's Board of Directors decided to focus the Company's activities on its two core businesses, which are as follows:
         Inovia Broadband Access Division and Lightscape Optical Network division (including Enavis).



NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

         A. The accounting policies applied in the preparation of these interim consolidated financial statements are identical with those applied in the preparation of the latest annual consolidated financial statements.


         B. The interim consolidated financial statements are prepared in accordance with accounting principles for preparation of financial statements for interim periods.


         C. Certain amounts in prior years' financial statements have been reclassified to conform to the current year's presentation. See also Note 8.



NOTE 3 - FINANCIAL STATEMENTS DENOMINATED IN U.S. DOLLARS

         The interim consolidated financial statements have been prepared in accordance with US GAAP on the basis of historical cost convention and denominated in U.S. dollars.

         Note 10 includes a reconciliation from U.S. GAAP, on which the financial statements of the Company are based, and Israeli GAAP, on which the financial statements of the Company major shareholders in Israel are based.

                                                                ECI Telecom Ltd.


CONDENSED NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 4 - SHAREHOLDERS' EQUITY

         A.       In October 1995 the Financial Accounting Standards Board
                  (FASB) issued SFAS 123 "Accounting for Stock-based Compensation" which establishes financial accounting and reporting standards for stock-based compensation plans. The statement defines a fair value based method of accounting for an employee stock option.

                  As required by SFAS 123, the Company has determined the weighted average fair value of stock-based arrangements grants during the reporting period to be $ 1.77. The fair values of stock based compensation awards granted were estimated using the "Black - Scholes" option pricing model with the following assumptions.

                                                                                  OPTION           EXPECTED          RISK FREE
                                                                                    TERM         VOLATILITY      INTEREST RATE
                                                                             -----------      -------------   ----------------
                  PERIOD OF GRANT                                                   TERM         VOLATILITY      INTEREST RATE
                  ---------------                                            -----------       ------------   ----------------
                  Three months ended March 31, 2003                                   5               66.9                1.5%
                  Three months ended March 31, 2002                                   5                 90                  2%
                  Year ended December 31, 2002                                        5                105                1.5%


         B. Had the compensation expenses for stock options granted under the Company's stock option plans been determined based on fair value at the grant dates consistent with the method of SFAS 123, the Company's net loss and net loss per share would have been as follows:

                                                                               THREE MONTHS ENDED                 YEAR ENDED
                                                                         ---------------------------------     --------------
                                                                               MARCH 31           MARCH 31        DECEMBER 31
                                                                                   2003               2002               2002
                                                                         --------------      -------------     --------------
                  Net loss ($ in thousands)
                  As reported                                                    (7,806)          (52,070)          (155,685)
                  Deduct: Total stock-based employee
                   compensation expenses determined under
                   fair value based method for all awards, net
                   of related tax effects                                       (18,398)          (17,230)           (59,644)
                  Pro forma net loss                                            (26,204)         (69,300)           (215,329)

                  Basic and diluted loss per share ($)
                  As reported                                                     (0.07)            (0.52)             (1.48)
                  Pro forma                                                       (0.24)            (0.69)             (2.04)


                                                                ECI Telecom Ltd.


CONDENSED NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 5 - LIENS ON ASSETS

         The existing and future liabilities of the Company towards Israeli banks are collateralized by certain pledges on assets (real estate in Israel), on certain rights (shares in EcTel, Lightscape and Inovia) and by an unlimited "negative pledge" on the Company's assets. As a condition to the continued granting of credit by the banks, and in accordance with the "negative pledge", the Company is obligated to maintain certain financial ratios, such as an equity ratio, capital to assets ratio, current ratio and a certain ratio of operating income. According to an agreement with the lending banks, the Company was to have maintained these ratios since the third quarter of 2001. Commencing from October 1, 2002, the Company is not in compliance with some of the financial ratios and, therefore, the banks have the right to demand immediate repayment of the full amount of the loans.

         In accordance with that stated above, the loans, starting from the third quarter of 2002 are classified as current loans. In addition, Company Management is negotiating with the lending banks for change of the original financing agreement, including change of the financial ratios.



NOTE 6 - MATERIAL TRANSACTIONS IN THE CURRENT PERIOD

         A.       SHAREHOLDERS' EQUITY

         On February 11, 2003 the Company granted to its employees and managers 879,228 options at an exercise price of $1.75, which constitutes the market price of the share on the date the options were granted. The share options will vest as follows: 12.5% after six months and 6.26% on the last day of each following quarter over a period of 14 quarters. Furthermore, in February the Company granted 300,000 options to a director at an exercise price of $ 2.21, which constitutes the market price of the share on the date the options were granted. Half of the options will vest immediately and the balance will vest one year after being granted.
         In March, the Company granted 30,000 options to a director at an exercise price of $ 1.99, which constitutes the market price of the share on the date the options were granted. The options will vest fully in August 2004. During the reporting period, the Company granted employees of certain segments the right to exchange their option warrants, convertible into shares in the "new companies", for others, convertible into shares of the Company as quoted on the stock exchange, with the addition of the relating conversion, on a date at least six months after conversion date ("the future date").

         B. SALE OF LONG-TERM NOTES

         In the reported period, the Company sold long-term notes of customers in the amount of $ 5,346 thousand to a bank.

         C.       EVENT OCCURRING SUBSEQUENT TO THE BALANCE SHEET DATE

         Subsequent to the balance sheet date, further to the memorandum of understanding signed in February 2003, the Company signed an agreement to sell most of the assets and liabilities of its wholly-owned subsidiary, Innowave ECI Wireless System Ltd., to Alvarion. The total value of the transaction was approximately $ 20 million, consisting of a cash consideration paid by Alvarion and the cash balances withdrawn by ECI by closing. In addition, Alvarion granted warrants to purchase 200,000 Alvarion shares over a period of five years at an exercise price of $ 3 per share. See also Note 8.

                                                                ECI Telecom Ltd.


CONDENSED NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 7 - LEGAL PROCEEDINGS

         The Company is in dispute with a subcontractor regarding certain financial terms of a supply agreement as described in Note 11H4 of the annual financial statements as at December 31, 2002. The dispute was referred to an arbitrator in April 2003 and the subcontractor submitted a claim in the amount of $25.9 million and VAT in the amount of $4.6 million.

         The Company rejected the allegations made against it and is presently in the process of preparing a defense statement and a claim against the subcontractor.

         In the opinion of Management, the arbitrator's decision will not have any material effect on the Company's financial position and\or the results of its operations.



NOTE 8 - DISCONTINUANCE OF THE INNOWAVE SEGMENT OPERATIONS

         During the third quarter of 2002, the Company's Board of Directors decided on a plan to sell the operations of the Innowave segment, which specializes in development of solutions for broadband wireless access to communications networks. In April 2003, the Company signed an agreement and completed the sell of Innowave ECI Wireless System Ltd. - see also Note 6C.

         The assets and liabilities which relate to the discontinued operations are presented in separate categories in the current assets and current liabilities sections, respectively. A loss from discontinued operations is presented in the statement of income after the loss from continuing operations.

                                                                ECI Telecom Ltd.


CONDENSED NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         Set forth below is detail of the assets and liabilities of the discontinued activities on March 31, 2003:

                                                                                                  MARCH 31        DECEMBER 31
                                                                                                      2003               2002
                                                                                          ----------------   ----------------
                                                                                               (UNAUDITED)          (AUDITED)
                                                                                          ----------------   ----------------
         ASSETS RELATING TO DISCONTINUED OPERATIONS                                       US$ IN THOUSANDS   US$ IN THOUSANDS
         ------------------------------------------                                       ----------------   ----------------
         Trade and other receivables                                                                5,422              8,883
         Inventory                                                                                  8,857              8,798
         Long-term receivables                                                                      2,235              2,234
         Property, plant and equipment                                                                843                733
                                                                                          ---------------    ---------------
                                                                                                   17,357             20,648
                                                                                          ===============    ===============


                                                                                                  MARCH 31        DECEMBER 31
                                                                                                      2003               2002
                                                                                          ----------------   ----------------
                                                                                               (UNAUDITED)          (AUDITED)
                                                                                          ----------------   ----------------
         LIABILITIES RELATING TO DISCONTINUED OPERATIONS                                  US$ IN THOUSANDS   US$ IN THOUSANDS
         -----------------------------------------------                                  ----------------   ----------------
         Trade payables                                                                             1,648              2,699
         Other payables                                                                             7,209              9,449
                                                                                          ---------------    ---------------
                                                                                                    8,857             12,148
                                                                                          ================   ================

Set forth below are the results of operations of the discontinued segment

                                                                               THREE MONTHS ENDED                  YEAR ENDED
                                                                        ----------------------------------    ---------------
                                                                                    MARCH 31                      DECEMBER 31
                                                                        ----------------------------------    ---------------
                                                                                    2003              2002               2002
                                                                        ----------------   ---------------    ---------------
                                                                             (UNAUDITED)       (UNAUDITED)          (AUDITED)
                                                                        ---------------    ---------------    ---------------
                                                                          $ IN THOUSANDS    $ IN THOUSANDS     $ IN THOUSANDS
                                                                        ----------------   ---------------     --------------
-----------------------------------------------------------------------------------------------------------------------------------
         Segment revenues                                                     3,614             19,283             46,637
         Segment operating expenses                                           5,734             34,075             87,407
         Cumulative effect of an accounting change, net                           -             36,646             36,646
                                                                        -------------      ------------         ----------
         Results of segment activities                                       (2,120)           (51,438)           (77,416)
                                                                        =============      ============         ==========

                                                                ECI Telecom Ltd.


CONDENSED NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 9 - SEGMENT REPORTS

         1. SEGMENT ACTIVITIES DISCLOSURE:

         Segment information is presented in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This standard is based on a management approach, which requires segmentation based upon the Company's internal organization and internal financial reports to the management. The Company's internal financial reporting systems present various data for management to run the business, including profit and loss statements (P&L).

         2. Operational segment disclosure:

         The following financial information is the information that management uses for analyzing the business results. The figures are presented as a consolidated basis and reflect its presentation to the management.



                                                               THREE MONTHS ENDED MARCH 31, 2003
                                     ---------------------------------------------------------------------------------------------
                                         LIGHTSCAPE             INOVIA             ECTEL             OTHER       CONSOLIDATED
                                     $ IN THOUSANDS     $ IN THOUSANDS    $ IN THOUSANDS    $ IN THOUSANDS     $ IN THOUSANDS
-----------------------------------------------------------------------------------------------------------------------------------
         Revenues                           42,437             50,830            15,207            10,197            118,671
                                     =============       ============     =============     =============      =============
         Operating profit
          (loss)                            (6,250)             5,555            (3,929)             (958)            (5,582)
                                     =============       ============     =============     =============      =============


                                                               THREE MONTHS ENDED MARCH 31, 2003
                                     ---------------------------------------------------------------------------------------------
                                         LIGHTSCAPE             INOVIA             ECTEL             OTHER       CONSOLIDATED
                                     $ IN THOUSANDS     $ IN THOUSANDS    $ IN THOUSANDS    $ IN THOUSANDS     $ IN THOUSANDS
-----------------------------------------------------------------------------------------------------------------------------------
         Revenues                           63,968             67,546            23,096            20,799            175,409
                                     =============       ============     =============     =============      =============
         Operating profit
          (loss)                            (2,218)               292             3,975            (6,680)            (4,631)
                                     =============       ============     =============     =============      =============


                                                                  YEAR ENDED DECEMBER 31, 2002
                                     ----------------------------------------------------------------------------------------------
                                         LIGHTSCAPE             INOVIA             ECTEL             OTHER       CONSOLIDATED
                                     $ IN THOUSANDS     $ IN THOUSANDS    $ IN THOUSANDS    $ IN THOUSANDS     $ IN THOUSANDS
-----------------------------------------------------------------------------------------------------------------------------------
        Revenues                          233,218            241,807            95,777            75,409            646,211
                                     =============       ============     =============     =============      =============
         Operating profit
          (loss)                           (29,536)             4,653            17,208           (45,024)           (52,699)
                                     =============       ============     =============     =============      =============

         (*)      Reclassified.

The segment information for earlier periods, including interim periods, is restated to reflect the change in the structure of the Company's internal organization.
                                                                              17

                                                                ECI Telecom Ltd.


CONDENSED NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 10 - MATERIAL DIFFERENCES BETWEEN U.S. AND ISRAELI GAAP

         The material differences between measurements according to U.S. and Israeli GAAP, applicable to these financial statements, are as follows:

         A. According to U.S. GAAP, marketable securities defined as available-for-sale securities are stated at market value. Any changes in their value is shown separately in shareholders' equity except in cases were there is a decrease in the value thereof, which is not of a temporary nature. According to Israeli GAAP, quoted securities which meet the definition of 'current investments' are stated at market value and any changes in their value are shown in the income statement. Quoted securities which do not meet the definition, are shown at cost unless there is a decrease in the value thereof, which is not of a temporary nature.


         B. According to U.S. GAAP, no deferred taxes are recorded on adjustments arising from the difference between the rate of change of the C.P.I. (the base on which income taxes are calculated) and the rate of change in the dollar - shekel exchange rate. According to Israeli GAAP, deferred taxes are recorded on such adjustments.


         C. Commencing January 1, 2001, the Company has adopted Standard No. 133 - "Accounting for derivative Instruments and Hedging Activities".

                  The Standard requires calculation and classification of all derivative financial instruments in the balance sheet as assets or liabilities and measurement thereof based on fair value. Changes in the fair value of derivative financial instruments are recorded in the statement of operations or the comprehensive income statement in accordance with the designation of the use of the instrument. Pursuant to the accounting principles in Israel, the results of derivative financial instruments, which are defined as "hedging" items, are recorded in correspondence with the recording of the hedged item in the financial statements based on the change in the currency rates of exchange during the reported period.


         D. In July 2001, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 141 "Business Combinations" and No. 142 "Goodwill and Other Intangible Assets". FAS No. 141 replaces APB 16 and eliminates pooling-of-interests accounting prospectively. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill.

                  Standard No. 142 cancels the periodic amortization of goodwill and provides that the value of goodwill should be examined at least once a year or when circumstances indicate that there has been a decline in its value. When the circumstances require the recording of a provision for the decline in value of the goodwill, the loss will be presented as a separate item in the statement of operations in the framework of operating earnings but upon the initial implementation of the standard the decline in the value of the goodwill will be presented as a change in accounting policy. Standard No. 141 was applied in the third quarter of 2001 and the Company applied Standard No. 142 in the first quarter of 2002.

         E. In the fourth quarter of 2000, Staff Accounting Bulletin SAB No. 101, "Revenue Recognition in Financial Statements" (hereinafter - "SAB 101"), came into effect, which deals with revenue recognition policies in financial statements. The changes resulting from SAB 101 primarily affected the reporting of sales of products under agreements that contained customer acceptance criteria or payment terms that were linked to the timing of the installation of the product at the customer specified location. Since SAB 101 only took effect in the fourth quarter of 2000, after the publication of the interim financial statements of the first three quarters, its instructions should be applied retroactively as from the beginning of 2000 and the results for the first three quarters should be restated.

                  According to Israeli GAAP, the new guidelines may only be adopted from the beginning of the first period for which financial statements have not yet been drawn up and published
                  - i.e. the fourth quarter of 2000, without amending or restating data previously published and if, in the opinion of management, the revenue recognition policies determined in SAB 101 are appropriate to the economic and business environment in which the Company operates.

                                                                ECI Telecom Ltd.


CONDENSED NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 10 - MATERIAL DIFFERENCES BETWEEN U.S. AND ISRAELI GAAP (CONT'D)

         The effects on the financial statements are as follows:

A.       CONSOLIDATED STATEMENTS OF INCOME


                                     THREE MONTHS ENDED MARCH 31, 2003           (*) THREE MONTHS ENDED MARCH 31, 2002
                            -------------------------------------------    --------------------------------------------
                                                          ACCORDING TO                                    ACCORDING TO
                            AS REPORTED     ADJUSTMENTS   ISRAELI GAAP     AS REPORTED     ADJUSTMENTS    ISRAELI GAAP
                            -----------     -----------   ------------    ------------    ------------   -------------
                            $ THOUSANDS     $ THOUSANDS    $ THOUSANDS     $ THOUSANDS     $ THOUSANDS     $ THOUSANDS
                            -----------     -----------   ------------    ------------    ------------   -------------
                            (UNAUDITED)     (UNAUDITED)    (UNAUDITED)     (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
                            -----------     -----------   ------------    ------------    ------------    ------------
    Revenues                   118,671          (5,275)       113,396         175,409            (743)        174,666
    Cost of revenue
     (including
     inventory
     write-off)                 70,017            (595)        69,422         111,439            (201)        111,238
    Selling and
     marketing
     expenses                   21,793               -         21,793          28,734             (12)         28,722
    Amortization of
     acquisition
     valued intangible
     assets                        792             387          1,179             440             959           1,399
    Impairment of
     assets                          -               -              -               -               -               -
    Financial expenses           2,842               -          2,842           6,212             288           6,500
    Financial income            (2,401)         (1,374)        (3,775)         (7,154)           (432)         (7,586)
    Taxes on income               (597)           (103)          (700)         (4,556)             91          (4,465)
    Cumulative
     effect of an
     accounting
     change, net                     -               -              -            (550)            550               -
    Discontinuing
     operation                  (2,120)              -         (2,120)        (51,438)              -         (51,438)

    Net loss                    (7,806)         (3,796)       (11,602)        (52,070)           (704)        (52,774)



    (*) Reclassified as a result of discontinued operation - see Note 8.

                                         (*) YEAR ENDED DECEMBER 31, 2002
                              -------------------------------------------
                                                             ACCORDING TO
                              AS REPORTED     ADJUSTMENTS    ISRAELI GAAP
                              -----------     -----------    ------------
                              $ THOUSANDS     $ THOUSANDS     $ THOUSANDS
                              -----------     -----------    ------------
                                (AUDITED)       (AUDITED)       (AUDITED)
                              -----------     -----------    ------------
    Revenues                     646,211          (4,271)        641,940
    Cost of revenue
     (including
     inventory
     write-off)                  395,231          (2,646)        392,585
    Selling and
     marketing
     expenses                    115,241             (77)        115,164
    Amortization of
     acquisition
     valued intangible
     assets                        1,760           1,809           3,569
    Impairment of
     assets                        1,525             533           2,058
    Financial expenses            18,375               -          18,375
    Financial income             (24,564)          3,632         (20,932)
    Taxes on income               (8,812)            645          (8,167)
    Cumulative
     effect of an
     accounting
     change, net                    (550)            550               -
    Discontinuing
     operation                   (77,416)           (570)        (77,986)

    Net loss                    (155,685)         (6,897)       (162,582)

                                                                ECI Telecom Ltd.


CONDENSED NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 10 - MATERIAL DIFFERENCES BETWEEN U.S. AND ISRAELI GAAP (CONT'D)




         The effects on the financial statements are as follows: (cont'd)

B.       Consolidated Balance Sheets


                                                            MARCH 31, 2003                              (*) MARCH 31, 2002
                                 -------------------------------------------    -------------------------------------------
                                                               ACCORDING TO                                    ACCORDING TO
                                 AS REPORTED     ADJUSTMENTS   ISRAELI GAAP     AS REPORTED     ADJUSTMENTS    ISRAELI GAAP
                                 -----------    ------------   ------------    -------------   ------------   -------------
                                                         (*)                                            (*)
                                 $ THOUSANDS     $ THOUSANDS    $ THOUSANDS     $ THOUSANDS     $ THOUSANDS     $ THOUSANDS
                                 -----------    ------------   ------------    -------------   ------------   -------------
                                 (UNAUDITED)     (UNAUDITED)    (UNAUDITED)     (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
                                 -----------    ------------   ------------    -------------   ------------   --------------
         Trade
         receivables                196,993           1,855        198,848         267,384          11,683         279,067
         Inventories                144,084            (632)       143,452         242,776          (4,027)        238,749
         Other assets                37,601             203         37,804          39,954           1,522          41,476
         Other payables
         and accrued
         liabilities                124,195               -        124,195         189,556             165         189,721
         Accumulated
         other
         comprehensive
         income (loss)                 (458)            458              -           1,944          (1,944)              -
         Shareholders'
         equity                     640,303           1,426        641,729         752,556           9,013         761,569


                                                      (*) DECEMBER 31, 2002
                                  -------------------------------------------
                                                                 ACCORDING TO
                                  AS REPORTED     ADJUSTMENTS    ISRAELI GAAP
                                  ------------    -----------    ------------
                                                          (*)
                                  $ THOUSANDS     $ THOUSANDS     $ THOUSANDS
                                    (AUDITED)       (AUDITED)       (AUDITED)
                                  -----------     -----------    ------------
         Trade
         receivables                 207,315           7,130         214,445
         Inventories                 149,747          (1,227)        148,520
         Other assets                 37,840             693          38,533
         Other payables
         and accrued
         liabilities                 133,826               -         133,826
         Accumulated
         other
         comprehensive
         income (loss)                (1,832)          1,832               -
         Shareholders'
         equity                      646,400           6,596         652,996




         (*) Including adjustments required from reclassification of assets and liabilities of discontinued operation as required by the Israeli GAAP.